Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

MONOCLE HOLDINGS INC.

Monocle Holdings Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.            The name of the Corporation is “Monocle Holdings Inc.”

2.            An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on October 13, 2020 (the “Certificate”).

3.            Article I of the Certificate is hereby amended and restated in its entirety as follows:

“The name of the corporation is AerSale Corporation (the “Corporation”).”

4.            Except as hereinabove amended, the Certificate shall remain in full force and effect.

5.            That said amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment this 22nd day of December, 2020.

By:	/s/ Nicolas Finazzo
	Name:	Nicolas Finazzo
	Title:	Chief Executive Officer